Exhibit 99.1    Press Release

FOR IMMEDIATE RELEASE

RadNet, Inc. Closes the Previously Announced Acquisition of the Nine New Jersey Centers from Medical Resources

•	RadNet reduces its previously announced purchase price by selling the acquired facility in Vineland, NJ, along with certain legacy image management systems, to Tristate Imaging for $650,000.
•	RadNet will also sell a building acquired as part of the transaction.

LOS ANGELES, Calif., June 15, 2009 -- RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective diagnostic imaging services through a network of owned and operated outpatient imaging centers, announced today that it has closed the previously announced acquisition of substantially all of the assets of nine imaging centers in New Jersey from Medical Resources for $2.1 million.

Simultaneously, RadNet announced that it has sold the only acquired facility located in Southern New Jersey, along with some legacy image management systems, to Tristate Imaging for $650,000.  This facility, called South Jersey MRI in Vineland, New Jersey, is a single modality open MRI facility and was the only Medical Resource facility that was not in a market contiguous with any other RadNet centers.

As part of the purchase price, RadNet acquired a building in Union, New Jersey that houses one of the imaging centers.  RadNet plans to sell the building, which in addition to the $650,000 of proceeds received from the sale of South Jersey MRI, will further lower RadNet’s net purchase price of the transaction.

“We are extremely pleased to close the acquisition of these New Jersey facilities.  Our entry into New Jersey is an important step for RadNet, and represents the start of our connecting RadNet’s strong Mid-Atlantic markets with our Southern New York cluster of centers.” noted Dr. Howard Berger, President and Chief Executive Officer of RadNet.

“Furthermore, the successful sale of the one outlying center in Southern New Jersey materially reduces our already attractive purchase price for the transaction and is consistent with our strategy of operating densely clustered multimodality facilities.  The remaining eight facilities are within an hour’s drive of our Rockland County, NY cluster of centers, and they greatly enhance our market presence in the densely populated greater Southern New York and Northern New Jersey markets.” added Dr. Berger.

About RadNet, Inc.
RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 175 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees.  For more information, visit http://www.radnet.com.

CONTACTS:

RadNet, Inc.
Mark Stolper
Executive Vice President and Chief Financial Officer
310-445-2800

Integrated Corporate Relations, Inc.
John Mills
310-954-1105
jmills@icrinc.com

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